Exhibit 10.1

HOOKER FURNISHINGS CORPORATION

Performance-based Restricted Stock Unit (“PSU”) Grant

Name of Grantee:

Date of Grant:

Performance Period: February __, 20__ to January__, 20__

1.           Grant of PSUs. Hooker Furnishings Corporation (the “Company”) hereby grants to you ___ Performance-based Restricted Stock Units (“PSUs”) based on the terms of this Grant Agreement. Each PSU entitles you to receive the Fair Market Value of one share of Company Stock, if and to the extent certain Performance Goals described in Section 2 and Appendix A are achieved for the Performance Period. The PSUs are subject to the terms and conditions set forth herein, including the terms set forth in the 2024 Amendment and Restatement of the Hooker Furnishings Corporation Stock Incentive Plan (the “Plan”). By signing below, you acknowledge that you agree to be bound by all the terms and conditions hereof and of the Plan with respect to the PSUs granted to you. In the event of any conflict between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan shall control. Capitalized terms not defined in this Grant Agreement shall have the meanings set forth in the Plan.

2.           Performance Goals and Payout/Settlement Amount. The Company must achieve certain Performance Goals relating to growth in earnings per share and total shareholder return during the Performance Period (as specified in Appendix A) and, except as provided in Section 4 or 5 below, you must remain in continuous employment with the Company or a Related Company to the last day of the Performance Period (the “Performance Period End Date”) in order for any amount to be payable to you under this grant of PSUs. Except as otherwise provided in Section 4, no amount shall be payable to you unless a threshold level of performance with respect to the Performance Goals is met for the Performance Period, as described in Appendix A. The amount, if any, payable to you under this grant of PSUs shall be referred to as the “Payout/Settlement Amount.”

3.           Time and Form of Payment.

(a)

The PSUs shall be settled by delivery of one share of Common Stock for each PSU earned based on the achievement of Performance Goals during the Performance Period. The PSUs shall be settled as soon as practicable after the date that the Committee approves the Performance Goals have been achieved, but in no event later than 90 days following the Performance Period End Date. Notwithstanding the foregoing, to the extent that the PSUs are subject to Section 409A of the Internal Revenue Code, all such payments shall be made in compliance with the requirements of Section 409A of the Internal Revenue Code.

(b)

Before the Payout/Settlement Amount may be paid, the Committee must approve in writing after the close of the Performance Period that the Performance Goals have been met and the levels that were attained, and any other material terms of the Grant Agreement have been satisfied. The Payout/Settlement Amount may be adjusted to the extent necessary to comply with applicable law and with the terms of the Plan, as determined by the Committee.

4.         Change of Control. Notwithstanding Section 3 to the contrary, if a Change of Control occurs during the Performance Period and you have been continuously employed with the Company or a Related Company from the Date of Grant through the date of the Change of Control, you shall receive a Payout/Settlement Amount equal to the amount that would have been payable or settled if you had remained in employment to the Performance Period End Date and (i) Target Level EPS Growth and (ii) Target Level Relative TSR Performance (as defined in Appendix A) each had been attained for the Performance Period. The Payout/Settlement Amount shall be paid in the manner described in Section 3, except that payment shall be made simultaneous with the occurrence of the Change of Control.

5.         Death, Disability or Retirement. Notwithstanding Section 3 to the contrary, if your employment with the Company and its Related Companies terminates on account of your death, Disability or Retirement, you shall be deemed to have continued in employment with the Company and its Related Companies to the Performance Period End Date and your Payout/Settlement Amount (if any) shall be equal to the product of (a) and (b), where:

(a)	is the Payout/Settlement Amount determined in accordance with the Appendix A of this Grant Agreement, and

(b)

is a fraction, the numerator of which is the number of completed calendar months from the first day of the Performance Period to the date of your death, Disability or Retirement (as applicable), and the denominator of which is 36.

The Payout/Settlement Amount (if any) shall be paid in the manner described in Section 3.

For purposes of this grant of PSUs, “Retirement” shall mean the Company’s agreement to your voluntary separation from service on account of your retirement provided you (1) give the Company a minimum of 90 days advance written notice of your anticipated retirement date (unless waived by the Company), (2) enter into a mutually agreed upon written plan with the Company to effect the orderly transition of your duties and responsibilities, and (3) comply with such other guidelines as the Company may establish to ensure the uniform application of this provision.

6.           Dividend Equivalents. You shall have the right to receive dividend equivalents, if any, which shall be credited to an account established on your behalf and subject to the same vesting and other terms and conditions as the underlying PSUs described herein. Dividend equivalents shall be paid in cash.

7.           No Rights as a Shareholder. The grant of PSUs to you shall not convey to you or any other person any rights as an owner of Company Stock, including (without limitation) any voting rights, dividend rights or any rights to receive any year-end or other reports from the Company.

8.         Nontransferability. All rights associated with this grant of PSUs shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution, and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Grant Agreement, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

9.          Withholding of Taxes. The Participant (or the Participant’s successor) shall pay to the Company the Applicable Withholding Taxes for the PSUs, or the Participant (or the Participant’s successor) and the Company shall make satisfactory provision for the payment of such taxes (which may include having the Applicable Withholding Taxes withheld from other amounts currently payable by the Company to the Participant). In the absence of such arrangements having been made for the payment of Applicable Withholding Taxes, the Company will retain from the payment due under the PSUs that number of shares of Company Stock (valued at their current Fair Market Value), cash or a combination of Company Stock and cash sufficient to satisfy the Applicable Withholding Taxes with respect to the PSUs.

10.         Beneficiary. By written instrument signed and delivered to the Company, you may designate a beneficiary to receive any payments that are to be paid under this grant of PSUs after your death. If you make no valid designation or if the designated beneficiary or beneficiaries fail to survive you or otherwise fail to receive the payments, your beneficiary will be the personal representative of your estate.

11.         Binding Effect. This Grant Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under you.

12.        Entire Agreement. This Grant Agreement, the Plan, and the rules and procedures adopted by the Committee or the Company (including the Company’s Compensation Recoupment Policy), contain all of the provisions applicable to the PSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to you.

13.         Modifications. Except as otherwise provided in the Plan, any modification of this Grant Agreement shall be effective only if it is in writing and signed by both you and an authorized officer of the Company.

14.         No Right to Continued Service. This Grant Agreement does not confer upon you any right with respect to continuance of service with the Company or any Related Company, nor shall it interfere in any way with the right of the Company or a Related Company to end your service at any time and for any reason.

15.         Recoupment. This grant of PSUs is subject to the terms and conditions of the Company’s Compensation Recoupment Policy and any successor or replacement policy thereto, and the terms and conditions of the Compensation Recoupment Policy (and any successor or replacement thereto) are incorporated by reference and are made a part of this Grant Agreement.

16.         Section 409A.

(a)         It is intended that this Grant Agreement either be exempt from or comply with the requirements of Sections 409A of the Code and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, “Section 409A”), and this Grant Agreement shall be interpreted for all purposes in accordance with that intent.

(b)         Notwithstanding any term or provision of this Grant Agreement (including any term or provision of the Plan incorporated herein by reference), the parties hereto agree that, from time to time, the Company may, without prior notice to or consent from you, amend this Grant Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the inclusion in your gross income pursuant to Section 409A of any compensation payable under this Grant Agreement. The Company shall notify you as soon as reasonably practicable of any such amendment affecting you.

(c)         In the event that the amounts payable/settled under this Grant Agreement are subject to any taxes, penalties or interest under Section 409A, you shall be solely liable for the payment of any such taxes, penalties or interest.

(d)         If you are deemed on the date of a “separation from service” to be a “specified employee” (within the meaning of those terms under Section 409A and determined using any identification methodology and procedure selected by the Company from time to time), then with regard to any payment under this Grant Agreement that is “nonqualified deferred compensation” within the meaning of Section 409A and which is paid as a result of your separation from service, such payment or benefit shall not be made or provided prior to the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such separation from service, and (ii) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this clause (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to you in a lump sum, and any remaining payments and benefits due under this Grant Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

17.         Governing Law. The PSUs shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, without regard to conflicts of laws principles thereof.

HOOKER FURNISHINGS CORPORATION

By:
Name: Jeremy R. Hoff
Title: Chief Executive Officer

GRANTEE

Name:

APPENDIX A

Performance Goals and Payout/Settlement Schedule

1.         Performance Goals. Performance Goals for the Performance Period shall be based on the attainment of a specified level of the Company’s earnings per common share growth on an absolute basis over the Performance Period and total shareholder return on a relative basis over the Performance Period, as described in this appendix.

2.         Payout Tables. The Payout/Settlement Amount shall be equal to the sum of (1) the earned amount (expressed in shares) determined from Table A below (based on the level of the Company’s EPS Growth for the Performance Period) and (2) the earned amount (expressed as shares) determined from Table B below (based on the level of the Company’s Relative TSR Performance for the Performance Period).

Table A – Absolute EPS Growth

Company’s EPS Growth for the Performance Period	Earned Amount (expressed in shares)
Less than 5%	0
Threshold: 5%
Target: 10%
Maximum: 25% or greater

To the extent that the Company’s EPS Growth ranks in a percentile between the 5th and 25th percentiles in Table A above, then the earned amount will be interpolated between the corresponding earned amounts set forth above.

Table B – Relative TSR Performance

Company’s Relative TSR Performance	Earned Amount (expressed in shares)
Less than the 25th percentile	0
Threshold: 25th percentile
Target: 50th percentile
Maximum: Equal to or greater than the 75th percentile

To the extent that the Company’s Relative TSR Performance ranks in a percentile between the 25th and 75th percentiles in Table B above, then the earned amount will be interpolated between the corresponding earned amounts set forth above. Notwithstanding anything above to the contrary, if the Company fails to achieve positive TSR for the Performance Period, the earned amount (if any) for purposes of Table B shall not exceed the earned amount for Relative TSR Performance at the 50th percentile for the Performance Period.

3.         Definitions. Capitalized terms not otherwise defined in this Grant Agreement or the Plan shall have the following meaning:

“EPS Growth” means the rate of growth of the Company’s earnings per share, computed by (a) adding together the fully diluted aggregated earnings per share from continuing operations (“EPS”) for each fiscal year of the Company that falls within the Performance Period, (b) dividing that sum by 3, and (c) dividing that result by the Company's EPS for the first fiscal year of the Company that ends immediately before the Performance Period. EPS shall be calculated according to Generally Accepted Accounting Principles and, with respect to the Company, by excluding the impact of any write-down of the Company’s intangible assets.

“Peer Group” means the following companies: La-Z-Boy, Inc.; American Woodwork Corporation; Haverty Furniture Companies, Inc.; Ethan Allen Interiors Inc.; Cavco Industries, Inc.; Lifetime Brands, Inc.; Flexsteel Industries, Inc.; Dixie Group, Inc.; Bassett Furniture Industries, Inc.; PGT Innovations, Inc.; Nautilus, Inc.; Culp, Inc.; Hamilton Beach Brands Holding Company; Kirkland’s, Inc.; and Lovesac Company. If any of these companies cease to exist as an independent entity during the Performance Period, that company shall be removed from the Peer Group and not be taken into consideration in determining Relative TSR Performance.

“Relative TSR Performance” means the percentile ranking based on where the Company’s TSR during the Performance Period ranks in relation to the TSRs of the companies that are members of the Peer Group.

“Target Level EPS Growth” means EPS Growth of __% for the Performance Period.

“Target Level Relative TSR Performance” means Relative TSR Performance at the __th percentile for the Performance Period.

“TSR” means total shareholder return computed as the difference between the value of common stock at the beginning of the Performance Period (the average price for the 20 trading days prior to the start of the Performance Period) and end of the Performance Period (the average price of the last 20 trading days of the Performance Period), plus the value of gross dividends paid as if re-invested in such stock and such other appropriate adjustments as determined by the Committee. As soon as practicable after the completion of the Performance Period, the TSRs of the companies in the Peer Group will be calculated and ranked from highest to lowest by the Committee. The Company’s TSR will then be ranked in terms of which percentile it would have placed in among the companies in the Peer Group.

4.         Miscellaneous. This PSU is subject to the provisions of the Plan, and any applicable law or Company policy, including the Compensation Recoupment Policy (whether in effect on the Date of Grant or adopted or modified after the Date of Grant).